Exhibit 99.1

EXPRESSJET REPORTS 2Q 2010 FINANCIAL RESULTS

HOUSTON, Aug. 11, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today reported a second quarter loss of $5 million or $0.27 per diluted share excluding special items primarily related to non-cash adjustments of deferred tax assets and impairment of fixed assets. Including special items, ExpressJet’s loss totaled $18.6 million or $0.99 per diluted share for second quarter 2010.

For the six months ended June 30, ExpressJet’s loss excluding special items totaled $18.2 million or $1.00 per diluted share. Including special items, ExpressJet reported a loss of $34.7 million or $1.92 per diluted share for the six months ended June 30, 2010.

Subsequent to quarter-end, ExpressJet announced that it signed a definitive merger agreement with SkyWest, Inc. (Nasdaq: SKYW) whereby SkyWest, Inc. will acquire all of the outstanding common shares of ExpressJet for $6.75 per share in cash subject to the conditions of the definitive merger agreement. SkyWest, Inc. advised that its intention is that ExpressJet will be merged with its wholly-owned subsidiary, Atlantic Southeast Airlines following the closing of the transaction and receipt of all required regulatory approvals.

“Through the hard work of the ExpressJet employees, we made progress during the quarter towards our goals of reducing operating losses and achieving positive operating cash flows,” said Tom Hanley, President and Chief Executive Officer of ExpressJet. “We will continue to pursue these goals while we work to close the SkyWest, Inc. transaction and stay focused on our commitment of providing safe and reliable air transportation, while delivering ExpressJet quality service every day,” added Hanley.

Operational Overview

Partner Flying

Under its capacity purchase agreement with Continental Airlines, Inc., ExpressJet flew 170,962 block hours during second quarter 2010 using an average of 206 aircraft – a 4.3% improvement year-over-year. Since ExpressJet flew eight fewer aircraft in the Continental Express operation during second quarter 2010 versus second quarter 2009, utilization of each aircraft increased by 8.2% to an average of 9.12 hours per day. In second quarter 2010, ExpressJet generated 2.2 billion revenue passenger miles on 2.7 billion available seat miles, producing a load factor of 81.8% within its Continental Express operation. For the six months ended June 30, 2010, ExpressJet flew 4.2 billion revenue passenger miles on 5.3 billion available seat miles, producing a load factor of 79% within its Continental Express operation.

ExpressJet completed the expansion phase of its United Express operation under its capacity purchase agreement with United Airlines, Inc. Under this agreement, ExpressJet flew 22 aircraft during April and 32 aircraft during May and June 2010. During second quarter 2010, the United Express operation produced 25,556 block hours or an average daily utilization of 9.78 hours per day. For the three months ended June 30, 2010, ExpressJet flew 355 million available seat miles generating 276 million revenue passenger miles and a load factor of 77.6% within the United Express operation. For the six months ended June 30, ExpressJet flew 552 million available seat miles generating 414 million revenue passenger miles and a load factor of 75% within its United Express operation. Currently, ExpressJet operates 32 aircraft in its United Express operation.

-more-

ExpressJet Reports 2Q 2010 Results/Page 2

Corporate Aviation (charter)

ExpressJet flew 2,067 block hours during the second quarter within its corporate aviation (charter) operation. Within the operation, ExpressJet used an average of nine aircraft during the quarter as this operation was downsized to six aircraft by June 30.

Aviation Services

During the quarter, ExpressJet added one additional ground handling station and three additional contracts at established stations for a total of 46 contracts at 32 stations. Total activity during the quarter as measured by aircraft turns was 19,869.

All Flying

ExpressJet operated a total of 244 fifty-seat aircraft during second quarter and expects this fleet plan for the remainder of 2010:

•	206 aircraft flying as Continental Express;
•	32 aircraft flying as United Express; and
•	6 aircraft flying within Corporate Aviation (charter).

Financial Overview

ExpressJet generated $207 million in revenues during the three months ended June 30, 2010 versus $170.6 million for the three months ended June 30, 2009 and $396.3 million in revenues for the six months ended June 30, 2010 versus $340.3 million for the six months ended June 30, 2009.

Under its agreements with Continental and United, ExpressJet generated $189.6 million in block hour revenue and pass-through reimbursements during the second quarter 2010 versus $149.4 million during second quarter 2009. Increased utilization of the Continental Express fleet and the full deployment of the United Express flying continue as the primary drivers for revenue improvement during second quarter 2010. The second quarter 2010 block hour revenue was net of $1.4 million paid to Continental for utilization improvements and performance penalties.

During the quarter, ExpressJet spent $1 million in start-up costs as it completed the induction of aircraft into its United Express operation.

ExpressJet made measured progress during second quarter 2010 on its Operation: Green Light Plan and expects to achieve between $4 million and $5 million in savings by year-end. Operation: Green Light, announced on June 7, 2010, is a multi-phase plan where ExpressJet expects to save up to $40 million in run-rate cost savings by 2012.

Despite block hour improvements, no ongoing United start-up costs and progress on the Operation: Green Light Plan, the company expects to experience continued financial pressure due primarily to the following:

•	Consumer-price index revenue rate increase of 0.76% under the Continental capacity purchase agreement that became effective July 1, 2010;

•	Remaining $6.1 million balance on Continental utilization incentives; and

•	Remaining amortization of United warrants through April 2013.

-more-

ExpressJet Reports 2Q 2010 Results/Page 3

Revenue earned during the second quarter 2010 in corporate aviation (charter) totaled $7.9 million for the three months ended June 30, 2010 and $23.4 million for the six months ended June 30, 2010. Aviation services (stations and services) revenue totaled $9.5 million for the three months ended June 30, 2010 and $18.2 million for the six months ended June 30, 2010.

ExpressJet ended the second quarter 2010 with $108.2 million in cash, cash equivalents and short-term investments – a $1.9 million improvement versus first quarter 2010. The cash balance included $20.4 million in restricted cash and $967,000 in short-term investments, after accounting for adjustments to impair the value of these assets.

Thus far in 2010, ExpressJet continued to improve its balance sheet by:

•	Collecting $18.2 million in tax receivables;

•	Repurchasing or announcing redemptions for $18.6 million par value of its 11.25% Convertible Secured Notes due 2023;

•	Monetizing its remaining auction rate securities balance; and

•	Repaying the $5 million outstanding credit facility provided by Citigroup related to its auction rate securities.

After completing the announced redemptions, ExpressJet’s remaining balance on 11.25% Convertible Secured Notes due 2023 will be $33.6 million. This balance represents the par value due to noteholders when the notes become due August 1, 2023 and a 43% reduction in these notes versus June 30, 2009. The redemption of $10 million in par value of its 11.25% Convertible Secured Notes due 2023 will save ExpressJet approximately $1.1 million annually in interest expense.

After completing these redemptions, the remaining balance in ExpressJet’s securities repurchase program will be $11.8 million. The company expects any future purchases of securities under the securities repurchase program to be made periodically in the open market or in privately negotiated transactions.

Capital expenditures during the quarter totaled approximately $0.9 million compared to $1.5 million during second quarter 2009. ExpressJet expects remaining capital expenditures for the year to range from $1 million to $3 million to meet operational requirements.

SkyWest, Inc. Acquisition

The Boards of Directors of both companies unanimously approved the definitive merger agreement with SkyWest, Inc. The transaction is not subject to a financing condition, but is subject to approval by ExpressJet stockholders and to receipt of certain regulatory approvals and customary conditions. The transaction is currently expected to close during fourth quarter 2010.

The company will discuss its second quarter 2010 results and the SkyWest, Inc. acquisition on Wednesday, August 11, 2010 at 10:00 a.m. EDT (9:00 a.m. CDT). A live webcast of the call will be available at www.expressjet.com. To access the conference call by phone, dial (866) 638-3022 approximately 10 minutes prior to the scheduled start time and ask to join the ExpressJet call. International callers should dial (630) 691-2765.

-more-

ExpressJet Reports 2Q 2010 Results/Page 4

About ExpressJet

ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC. ExpressJet Airlines serves 135 scheduled destinations in North America and the Caribbean with approximately 1,400 departures per day. Operations include capacity purchase agreements for United and Continental as well as providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services. For more information, visit www.expressjet.com.

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The transaction will be submitted to the stockholders of ExpressJet Holdings, Inc. (“XJT”) for their approval.

In connection with the transaction, XJT will file a proxy statement with the Securities and Exchange Commission (“SEC”). A definitive proxy statement will also be mailed to stockholders of XJT. XJT and SkyWest, Inc. (“SKYW”) also plan to file other documents with the SEC regarding the transaction.

INVESTORS AND SECURITY HOLDERS OF EXPRESSJET ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT XJT AND THE TRANSACTION.

Investors and stockholders will be able to obtain free copies of the proxy statement and other documents containing important information about XJT and SKYW, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by XJT will be available free of charge on XJT’s website at www.expressjet.com under the tab “Investors” or by contacting XJT’s Investor Relations Department at (832) 353-1409. Copies of the documents filed with the SEC by SKYW will be available free of charge on SKYW’s website at www.skywest.com under the tab “Invest” or by contacting SKYW’s Investor Relations Department at (435) 634-3203. None of the information included on any web site maintained by XJT, SKYW or any of their affiliates, or any other Internet web site linked to any such web site, is incorporated by reference in or otherwise made a part of this press release.

XJT, SKYW and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of XJT in connection with the transaction. Information about the directors and executive officers of XJT is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 2, 2010. Information about the directors and executive officers of SKYW is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on March 12, 2010. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, in the transaction will be contained in the proxy statement and other relevant materials to be filed with the SEC.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect XJT’s and SKYW’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, XJT’s and SKYW’s expectations with respect to the synergies, costs and other anticipated financial impacts of the transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the transaction by stockholders and by governmental regulatory authorities; the satisfaction of the closing conditions to the transaction; and the timing of the completion of the transaction. No assurance can be given that the transaction will be completed or that completion will not be delayed.

-more-

ExpressJet Reports 2Q 2010 Results/Page 5

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of XJT and SKYW and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, (1) the possibility that the transaction is delayed or does not close, including due to the failure to receive required stockholder or regulatory approvals, the taking of governmental action (including the passage of legislation) to block the transaction, or the failure of other closing conditions, and (2) the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, because of, among other things, the progress of the merger between Continental Airlines, Inc. and United Air Lines, Inc., global economic conditions, competitive actions taken by other airlines, terrorist attacks, natural disasters, difficulties in integrating the two airlines, the willingness of customers to travel by air, actions taken or conditions imposed by the U.S. and foreign governments or other regulatory matters, excessive taxation, further industry consolidation and changes in airlines alliances, the availability and cost of insurance and public health threats.

XJT and SKYW caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in XJT’s and SKYW’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning XJT, SKYW, the transaction or other matters and attributable to XJT, SKYW or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither XJT nor SKYW undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

-more-

ExpressJet Reports 2Q 2010 Results/Page 6

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In thousands, except per share data)

	Three Months Ended June 30,		Increase/ (Decrease)
	2010	2009
	(Unaudited)	(Unaudited)
Operating Revenue:
Passenger	$189,621	$149,383	26.9%
Corporate Aviation	7,894	12,825	(38.4%)
Ground handling and other	9,525	8,380	13.7%

	207,040	170,588	21.4%

Operating Expenses:
Wages, salaries and related costs	91,571	79,619	15.0%
Maintenance, materials and repairs	48,737	40,703	19.7%
Other rentals and landing fees	20,049	16,230	23.5%
Aircraft fuel and related taxes	11,764	2,399	nm
Depreciation and amortization	6,591	7,721	(14.6%)
Aircraft rentals	6,774	5,472	23.8%
Outside services	4,769	6,132	(22.2%)
Ground handling	1,570	2,496	(37.1%)
Impairment of fixed assets	3,075	—	nm
Other operating expenses	20,894	20,697	1.0%

	215,794	181,469	18.9%

Operating Loss	(8,754)	(10,881)	(19.5%)

Nonoperating Income (Expense):
Gain on sale of short-term investments, net	700	—	nm
Amortization of debt discount	(1,538)	(1,523)	1.0%
Interest expense, net of capitalized interest	(1,443)	(2,043)	(29.4%)
Interest income	55	289	(81.0%)
Other, net	(37)	(16)	nm

	(2,263)	(3,293)	(31.3%)

Loss before Income Taxes	(11,017)	(14,174)	(22.3%)
Income Tax (Expense) Benefit	(7,582)	1,077	nm

Net Loss	$(18,599)	$(13,097)	42.0%

Basic & Diluted Loss per Common Share	$(0.99)	$(0.88)	12.5%

Shares Used in Computing Basic & Diluted Loss per Common Share	18,867	14,885	26.8%

-more-

ExpressJet Reports 2Q 2010 Results/Page 7

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In thousands, except per share data)

	Six Months Ended June 30,
	2010	2009	Increase/ (Decrease)
	(Unaudited)	(Unaudited)
Operating Revenue:
Passenger	$354,669	$294,344	20.5%
Corporate Aviation	23,415	28,875	(18.9%)
Ground handling and other	18,237	17,078	6.8%

	396,321	340,297	16.5%

Operating Expenses:
Wages, salaries and related costs	182,765	159,294	14.7%
Maintenance, materials and repairs	93,658	79,143	18.3%
Other rentals and landing fees	37,549	29,124	28.9%
Aircraft fuel and related taxes	20,679	5,620	nm
Depreciation and amortization	13,245	15,787	(16.1%)
Aircraft rentals	13,207	10,944	20.7%
Outside services	10,039	13,727	(26.9%)
Ground handling	4,521	5,601	(19.3%)
Impairment of fixed assets	3,075	—	nm
Other operating expenses	40,811	42,954	(5.0%)

	419,549	362,194	15.8%

Operating Loss	(23,228)	(21,897)	6.1%

Nonoperating Income (Expense):
Gain on sale of short-term investments, net	700	482	45.2%
Extinguishment of debt	(1,717)	(83)	nm
Amortization of debt discount	(3,289)	(1,673)	96.6%
Interest expense, net of capitalized interest	(3,084)	(4,010)	(23.1%)
Interest income	227	636	(64.3%)
Equity investments loss, net	—	(377)	nm
Other, net	(248)	(1,129)	(78.0%)

	(7,411)	(6,154)	20.4%

Loss before Income Taxes	(30,639)	(28,051)	9.2%
Income Tax (Expense) Benefit	(4,090)	3,550	nm

Net Loss	$(34,729)	$(24,501)	41.7%

Basic & Diluted Loss per Common Share	$(1.92)	$(1.54)	24.7%

Shares Used in Computing Basic & Diluted Loss per Common Share	18,115	15,952	13.6%

-more-

ExpressJet Reports 2Q 2010 Results/Page 8

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

FINAL STATISTICS

	Partner Flying	Corporate Aviation
Three Months Ended June 30, 2010
Revenue Passenger Miles (RPM) (millions)	2,520	17
Available Seat Miles (ASM) (millions)	3,099	33
Passenger Load Factor	81.3%	50.6%
Block Hours	196,518	2,067
Departures	110,797	1,410

Six Months Ended June 30, 2010
Revenue Passenger Miles (RPM) (millions)	4,591	38
Available Seat Miles (ASM) (millions)	5,840	81
Passenger Load Factor	78.2%	47.0%
Block Hours	373,774	5,094
Departures	206,760	3,466

-more-

ExpressJet Reports 2Q 2010 Results/Page 9

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

	Three Months Ended June 30,
	2010	2009
Net Income Reconciliation:
Net loss	$(18,599)	$(13,097)
Adjustments for special items (gains), net of tax:
Less: Realized gain from sale of short-term investments(1)	(498)	—
Add: Realized loss from amortization of debt discount(2)	1,094	1,407
Add: Realized loss from impairments of fixed assets(3)	2,187	—
Add: Realized loss from Section 382 ownership limitation(4)	10,761	—

Net loss excluding special items (gains)(5)	$(5,055)	$(11,690)

Loss Per Share Reconciliation:
Diluted loss per share	$(0.99)	$(0.88)
Adjustments for special items (gains), net of tax:	0.72	0.09

Diluted loss per share, excluding special items (gains)(5)	$(0.27)	$(0.79)

(1)	During the quarter ended June 30, 2010, we sold a portion of our auction rate securities portfolio and recognized gains of $0.5 million, net of taxes. No sales occurred during the quarter ended June 30, 2009.

(2)	In 2008, we recorded $27.8 million in debt discount related to the refinancing of our convertible notes. We recognized $1.1 million, net of taxes, in amortization and $1.4 million, net of taxes, in amortization of that debt discount for the quarter ended June 30, 2010 and 2009, respectively.

(3)	During the quarter ended June 30, 2010, we recognized an impairment charge, net of taxes, for certain aircraft leasehold improvements whose carrying values were no longer recoverable. No such charge occurred during the quarter ended June 30, 2009.

(4)	During the quarter ended June 30, 2010, we recorded the impact of an observed change in ownership limitation under Section 382 of the Internal Revenue Code. No such charge was recorded during the quarter ended June 30, 2009.

(5)	By excluding special items, these financial measures provide management and investors the ability to measure and monitor ExpressJet’s performance on a consistent year-over-year basis.

-more-

ExpressJet Reports 2Q 2010 Results/Page 10

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

	Six Months Ended June 30,
	2010	2009
Net Income Reconciliation:
Net loss	$(34,729)	$(24,501)
Adjustments for special items (gains), net of tax:
Less: Realized gain from sale of short-term investments(1)	(548)	(421)
Add: Realized loss from extinguishment of debt(2)	1,343	73
Add: Realized loss from amortization of debt discount(3)	2,573	1,461
Add: Realized loss from impairments of fixed assets(4)	2,405	—
Add: Realized loss from Section 382 ownership limitation(5)	10,761	—

Net loss excluding special items (gains)(6)	$(18,195)	$(23,388)

Loss Per Share Reconciliation:
Diluted loss per share	$(1.92)	$(1.54)
Adjustments for special items (gains), net of tax:	0.92	0.07

Diluted loss per share, excluding special items (gains)(6)	$(1.00)	$(1.47)

(1)	We sold a portion of our auction rate securities portfolio and recognized gains of $0.5 million, net of taxes, and $0.4 million, net of taxes, during the six months ended June 30, 2010 and 2009, respectively.

(2)	Repurchases of our convertible notes during the six months ended June 30, 2010, resulted in losses on extinguishment of debt of $1.3 million, net of taxes. Repurchases of our convertible notes during the six months ended June 30, 2009, resulted in losses on extinguishment of debt of $0.1 million, net of taxes. Such gains and losses were calculated as the difference between the fair value of the liability component immediately prior to extinguishment and its book value.

(3)	In 2008, we recorded $27.8 million in debt discount related to the refinancing of our convertible notes. We recognized $2.6 million, net of taxes, in amortization and $1.5 million, net of taxes, in amortization of that debt discount for the six months ended June 30, 2010 and 2009, respectively.

(4)	During the six months ended June 30, 2010, we recognized an impairment charge, net of taxes, for certain aircraft leasehold improvements whose carrying values were no longer recoverable. No such charge occurred during the quarter ended June 30, 2009.

(5)	During the six months ended June 30, 2010, we recorded the impact of an observed change in ownership limitation under Section 382 of the Internal Revenue Code. No such charge was recorded during the quarter ended June 30, 2009.

(6)	By excluding special items, these financial measures provide management and investors the ability to measure and monitor ExpressJet’s performance on a consistent year-over-year basis.

###